EXHIBIT (N) (I) UNDER FORM N-1A
                                            EXHIBIT (99) UNDER ITEM 601/REG. S-K
                                   BBH TRUST

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

                                      , 2007

      This Multiple Class Plan (the "Plan") has been adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act"), by BBH Trust (the "Trust") with respect to each of its series, whether now existing or hereafter established (each, a "Series", and collectively, the "Series"). The Plan sets forth the provisions relating to the establishment of multiple classes of shares of such Series of the Trust as may be determined from time to time by the Board of Trustees of the Trust, as follows:

I.    The Multi-Class Structure

      A. Establishment and designation of Classes. The Board of Trustees of the Trust may from time to time classify or reclassify all or a portion of the Trust's existing authorized shares, as one or more separate classes of shares of one or more Series (each, a "Class", and collectively, the "Classes"). As of the date set forth above, the Trust has established four Classes designated as "Class N" (retail class with no front-end load), "Class I" (institutional class), "Institutional Shares" (institutional money market fund class) and "Regular Shares" (retail money market fund class) respectively. The Series with respect to which these Classes have been established, and the specific designations thereof, are set forth in Appendix A (which may be amended from time to time in accordance with Section II.B.1.).

      B. General features. Each class of shares is sold at net asset value per share without the imposition of an initial sales charge or a contingent deferred sales charge (subject to any applicable investment minimum, account size and other purchase requirements, as set forth in the prospectus of each Series offering such shares). Each Class is subject to fees payable under a distribution or other plan adopted pursuant to Rule 12b-1 under the Act.


      C.    Additional features.

            1. Voting. Each Class has (a) exclusive voting rights on any matter submitted to shareholders that relates solely to the distribution, shareholder servicing or particular expense arrangements affecting that Class; and (b) separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class. The shareholders of any Class subject to a distribution or other plan pursuant to Rule 12b-1 under the Act have exclusive voting rights with respect to the adoption of the plan by their respective Series. Each Class bears the costs and expenses associated with conducting a shareholder meeting for matters relating only to that Class.

            2. Allocation of expenses and income: The gross income and capital gains of each Series are allocated to each Class thereof on the basis its net asset value relative to the net asset value of the Series. Expenses attributable to a particular Class are allocated to that Class, consistent with applicable provisions of the Act and the Internal Revenue Code of 1986, as amended. As of the date set forth above, Class N shares are subject to shareholder servicing, eligible institution and/or financial intermediary fees of 0.25% of their average daily net asset value. Class I shares are not subject to such fees. Expenses may be waived or reimbursed by any service provider to the Series without the prior approval of its Board of Trustees.

            3.    Exchanges:   Shares  of  a  given  Class  may be exchanged for
      shares of the same Class of another Series, subject to any applicable limitations in the registration statement relating to each Series.

            4.    Conversions:  No Class has a conversion feature.

            5.    Other:   Each  Class  may have such other features relative to
      each other Class as are set forth in the current registration statement relating to each Series.

II.   Board review and approval

      A. Initial approval. This Plan shall not take effect until it has been approved by the vote of a majority (or whatever greater percentage may, from time to time, be required under Rule 18f-3 under the Act) of (a) all of the Trustees of the Trust and (b) those of the Trustees who are not "interested persons" (as such term may be from time to time defined under the Act) of the Trust (the "Independent Trustees"). In approving the Plan, the Board must find that the Plan, as proposed to be adopted, including any expense allocation contemplated herein, is in the best interests of each Class individually and each Series of the Trust as a whole.

      B.    Amendments.

            1. Establishment and designation of additional Series and Classes. Appendix A hereto may be modified to reflect the establishment by the Board of Trustees of one or more additional Series or Classes (subject to the requirements of the Trust's Charter and/or applicable law) and the adoption by the Board, on behalf of such Series and/or Classes, of this Plan.

            2. Material amendments. A material amendment to this Plan shall not be effective unless it is approved by the Board of Trustees in the same manner as is provided for approval of this Plan in the preceding paragraph (including the specific findings described therein). In considering whether to approve any proposed amendment to the Plan, the Board shall request and evaluate such information as may be reasonably necessary to evaluate the Amendment. Such information shall address the issue of whether any waivers or reimbursements of one or more service providers to the affected Series could be considered a cross-subsidization of one Class by another, and other potential conflicts of interest involving one or more Classes.

      C. Periodic review. The Board of Trustees of the Trust shall review this Plan as frequently as it considers necessary, consistent with applicable legal requirements. Without limiting the generality of the foregoing, the Board of Trustees may determine at some future time that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a given Class are appropriate and amend this Plan accordingly (subject to the authority conveyed to the Board and any applicable limitations under the Trust's Charter and/or applicable law).




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
                                                                      APPENDIX A



                                   BBH TRUST

           DESIGNATIONS OF SERIES OFFERING MULTIPLE CLASSES OF SHARES


      The Series of BBH TRUST. having multiple classes of shares as of the date set forth on the first page of this Plan, and the specific designations thereof, are as follows:


      BBH Real Return Fund - Class N
      BBH Real Return Fund - Class I

      BBH International Equity Fund - Class N
      BBH International Equity Fund - Class I

      BBH Broad Market Fund - Class N
      BBH Broad Market Fund - Class I

      BBH Money Market Fund - Class I
      BBH Money Market Fund - Regular Shares

      BBH Core Select Fund - Class N



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